INVT     InvestAmerica,  Inc.

Mr.  Rick  Connole                                  July  20,  2000
84  Elgin  Road
PO  Box  1136
Pocasset,  MA  02559

Dear  Rick:

Position  Offered.
-----------------

Subject to board approval, I am pleased to offer you the position of Vice President of Business Development with INVT for a 3 year term effective July 24, 2000. Your function will be primarily to assist the company in raising capital although you may also be assigned other projects at the discretion of the CEO. You will report to the CEO until the CFO is appointed, at which time you will then report to the CFO.

Independent  Contractor.
-----------------------
You  will  be  retained  as  an  independent  contractor.

Remuneration.
------------
(a)     Financing.
        ---------
The nature of each proposed financing and the identity of each proposed investor shall be presented to the company for approval. If approved, they will be considered on your "protected list".

You will be paid a commission on any financing on your protected list concluded by the company of which you are the demonstrably effective cause. Commission is earned upon closing and payable within 30 days after closing. The rate of commission will be calculated as follows and may, at the option of the company, be paid in stock of the company at the rate of average previous 30 US market price.

(i) Where the company is not required to pay any amounts to third parties in the nature of a discount or commission, your commission will be 5% of the amount financed;

(ii) Where the company is required to pay any amounts to third parties in the nature of a discount or commission, your commission will be 2% of the amount financed.

Any financing not derived from your direct efforts will not qualify for the payment of a commission. To verify direct efforts you will supply detailed progress reports at least monthly.

(b)     Other  Services.
        ---------------
If requested in writing by the CEO of the company you may be required to perform services other than corporate finance, such as negotiating contracts and participating in search committees. For such other services properly rendered you will be paid at the rate of US $100 per hour ($1,000 per day maximum) and you will be required to provide records of any time billed. Invoices for services will be submitted on a bi-weekly basis and will be paid within 30 business days. Where you are required to travel long distances in the performance of such other services you will be paid for travel time at the rate of $500 per day. Short haul travel time will be included in your maximum per day rate.

(c)     Expenses.  You  will  be reimbursed for reasonable pre-approved expenses
        --------
incurred in connection with the performance of your services. Receipts are required. Expense reports will be submitted on a bi-weekly basis and will be reimbursed within 10 business days.

(d)     Stock  Options.
        --------------
You will be granted options to purchase 100,000 shares of INVT stock. The option price will be set by the board of directors at its next meeting, at then current US market price. The options will have a 3 year term and will vest in equal monthly increments from the date they are set. These options will be subject to the provisions of INVT's Stock Option Plan. The options will be granted in your name and are non-transferrable. If your engagement is terminated for any reason before the expiry of the 3 year term, any unexercised vested options shall be exercisable for 30 days following the date of termination and any unvested options will be cancelled as of the date of termination.

Termination.
-----------
This agreement may be terminated by either party at any time with 30 days' notice to the other party. Deals in progress which are on your protected list and which close within 3 months of your termination date will be paid in accordance with paragraph (a)(ii).

Confidentiality.
---------------
During your engagement you will have access to and will be entrusted with detailed confidential information and trade secrets relating to the business and affairs of the company and its affiliates. You acknowledge that the disclosure of confidential information and trade secrets to competitors or to the public would be highly detrimental to the best interests of the company and its affiliates, and that the right to maintain the confidentiality of such confidential information and trade secrets constitute proprietary rights which the company and its affiliates are entitled to protect.

Accordingly you will not, during the term of your engagement or at any time thereafter, disclose to any person, firm or corporation or otherwise use any of such confidential information, trade secrets or any other private information which you may acquire during the course of your engagement for any purpose other than the best interests of the company and/or its affiliates. In all instances of disclosure you shall first obtain the written consent of the company. You also agree to ensure, by agreement, instruction or otherwise, compliance with these confidentiality obligations by your employees, agents, consultants and others who are permitted access to or use of such confidential information. You agree that remedies at law may be inadequate to protect against breach of these confidentiality obligations and therefore you consent to the granting of injunctive relief, whether temporary, preliminary or final, in favor of the company without proof of actual damages. This provision does not waive other actions or remedies.

Entire  Agreement.
-----------------
This document fully includes or describes all principal terms and conditions of your engagement and there are no other representations either verbal or otherwise.

Please  indicate  your  acceptance  of  this  offer  by  signing  below.
Yours  truly,

INVESTAMERICA,  INC.


/s/ Doug Smith
DOUG  SMITH
President  and  CEO


/s/ Rick Connole       July 21, 2000
RICK  CONNOLE          Date